UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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TrustCo Bank Corp NY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter was made available to shareholders on March 30, 2010.

Subsidiary: Trustco Bank	Robert J. McCormick
Chairman, President and
Chief Executive Officer

March 29, 2010

Dear Fellow Shareholders;

Last week we mailed our 2009 Annual Report and Proxy information to shareholders.  If you have not already received it, please watch for it.  This material contains detailed information about our results for 2009 and our plans moving forward, as well as the details of our Annual Meeting, which will be held on May 20th this year.  We look forward to seeing you there.  If you are unable to attend the meeting, please review the proxy material and vote on the matters being presented.  The proxy material provides instructions to vote by returning the proxy card or via the Internet or telephone.  Your vote is more important than ever, so please vote at your earliest convenience.

On April 1st we will pay our regular cash dividend on common shares, continuing a 100 year history of continuous cash dividends to shareholders.  This is especially noteworthy during these turbulent times in the financial services industry when so many companies have eliminated cash dividends.  We are also pleased that Bank Director Magazine again named TrustCo as one of America’s top banks.  In its 1st Quarter 2010 edition the magazine ranked TrustCo 30th out of the top 150 performers in the industry.

Although our industry continues to face headwinds, we have been encouraged by recent trends in our business.  We expect to report first quarter results on April 20th.  Our quarterly reports are often picked up by financial sites on the Internet, but can always be found on our website at www.trustcobank.com by clicking on the Investor Relations link.

We appreciate your support and we will continue to strive to build a company we can all be proud of.

Sincerely,

/s/ Robert J. McCormick
Robert J. McCormick